Exhibit 99.02

Seneca Biopharma Announces the Closing of its $5 Million Registered Direct Offering

GERMANTOWN, Md., May 27, 2020 – Seneca Biopharma, Inc. (Nasdaq:SNCA), a clinical-stage biopharmaceutical company developing novel treatments for various diseases of high unmet medical need, today announced the closing of its previously announced $5 million registered direct offering. Pursuant to the terms of the offering, Seneca sold an aggregate of 5 million shares of its common stock at a sales price $1.00 per share. Seneca intends to use the net proceeds from the offering for general working capital.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The shares of common stock are registered pursuant to a registration statement on Form S-3 (File No. 333-218608) which became effective by the Securities and Exchange Commission (SEC) on June 23, 2017. The offering was made by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC.  Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Seneca Biopharma, Inc.

Seneca Biopharma, Inc., is a clinical-stage biopharmaceutical company developing novel treatments for various diseases of high unmet medical need. The Company is in the process of transforming the organization through the acquisition or in-licensing of new science and technologies, to develop with the goal of providing meaningful therapies for patients.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include the completion of the offering, including the satisfaction of the closing conditions, and the use of anticipated proceeds, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, market conditions, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Seneca’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2019, as well as our Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Hibiscus Bioventures

josh@hibiscusbio.com